Exhibit 99.2

NETLIST, INC. ANNOUNCES PRICING OF 7,548,500 SHARE FOLLOW-ON OFFERING

IRVINE, CA — February 6, 2014 — Netlist, Inc. (“Netlist” or the “Company”) (NASDAQ: NLST), a leading provider of high performance and hybrid memory solutions for the cloud computing and storage markets, today announced it has priced a registered firm commitment underwritten public offering of 7,548,500 shares of its common stock at a price to public of $1.30 per share. Additionally, the Company has granted the underwriter the option to purchase up to an additional 1,132,275 shares of its common stock to cover over-allotments, if any, at the price to public. The offering is expected to close on or about February 11, 2014, subject to satisfaction of closing conditions.

The total gross proceeds of the offering are expected to be approximately $9.8 million. After deducting the underwriter’s discount and other estimated offering expenses payable by Netlist, the net proceeds are expected to be approximately $8.9 million. These amounts assume no exercise of the underwriter’s over-allotment option. The Company intends to use the net proceeds of the offering for general corporate purposes.

Craig-Hallum Capital Group LLC is acting as sole underwriter of the offering.

A registration statement relating to shares of the common stock of Netlist has been declared effective by the Securities and Exchange Commission on October 18, 2011. This offering is being made by Netlist by means of a written prospectus supplement forming part of the effective registration statement. A copy of the final prospectus for the offering may be obtained from Craig-Hallum Capital Group LLC at 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, phone number (612) 334-6300.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Netlist:

Netlist, Inc. designs and manufactures high-performance, logic-based memory subsystems for server and storage applications for cloud computing. Netlist’s flagship products include HyperCloud®, a patented memory technology that breaks traditional performance barriers, NVvault™ and EXPRESSvault™, the pioneering family of hybrid memory products utilizing both DRAM and NAND Flash that significantly accelerates system performance and provides mission critical fault tolerance, and a broad portfolio of industrial flash and specialty memory subsystems including VLP (very low profile) DIMMs and Planar-X RDIMMs. Netlist has steadily invested in and grown its IP portfolio, which now includes 41 issued patents and more than 29 US and foreign pending patent applications in the areas of high performance memory and hybrid memory technologies.

Netlist develops technology solutions for customer applications in which high-speed, high-capacity, small form factor and efficient heat dissipation are key requirements for system memory. These customers include OEMs that design and build tower, rack-mounted, and blade servers, storage hardware, high-performance computing clusters, engineering workstations and telecommunications equipment. Founded in 2000, Netlist is headquartered in Irvine, CA with manufacturing facilities in Suzhou, People’s Republic of China. Learn more at www.netlist.com.

Company Contact:	Brainerd Communicators, Inc.
Gail M. Sasaki	Corey Kinger/Mike Smargiassi (investors)
Chief Financial Officer	Sharon Oh (media)
(949) 435-0025	NLST@braincomm.com
(212) 986-6667